Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

STEMCELLS, INC.

StemCells, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that

1.	Pursuant to the DGCL, upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation (the “Charter”), each nine shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “Old Shares”) shall automatically be combined into one validly issued, fully paid and non-assessable share of common stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall have their fractional share rounded up to the nearest whole number as of the Effective Time.

2.	Upon filing of this certificate of Amendment to the Charter, section ONE of the Charter is hereby amended to read in its entirety as set forth below:

The name of this corporation is “Microbot Medical Inc.”

3.	Upon filing of this certificate of Amendment to the Charter, the first paragraph of section THREE of the Charter is hereby amended to read in its entirety as set forth below:

The total number of shares of stock that this Corporation shall have authority to issue is 221,000,000, consisting of 220,000,000 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”), and 1,000,000 shares of Undesignated Preferred Stock with a par value of $0.01 per share (the “Undesignated Preferred Stock”).

4.	This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on October 26, 2016, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

5.	The remaining provisions of the Charter, including without limitation the remaining provisions of section THREE, are not affected by the aforementioned amendment and remain in full force and are not affected by this Certificate of Amendment.

IN WITNESS WHEREOF, StemCells, Inc. has caused this Certificate of Amendment to be signed by its President and General Counsel, Kenneth B. Stratton, on this 21 day of November, 2016.

STEMCELLS, INC.

By:	/s/ Kenneth B. Stratton
	Name:	Kenneth B. Stratton
	Title:	President and General Counsel